Exhibit 99

NEWS

The Sherwin-Williams Company	• 101 W. Prospect Avenue	• Cleveland, Ohio 44115	• (216) 566-2000

The Sherwin-Williams Company Reports 2021 First Quarter Financial Results

CLEVELAND, April 27, 2021 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2021. All comparisons are to the first quarter of the prior year, unless otherwise noted.

SUMMARY

•	Consolidated net sales increased 12.3% to $4.66 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 8.2%

•	Diluted net income per share increased to $1.51 per share

•	Adjusted diluted net income per share increased 51.5% to $2.06 per share

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased to $848.7 million, or 18.2% of sales

•	Net operating cash increased 256% to $195.7 million

•	Completed a three-for-one stock split to improve accessibility to a broader base of investors

•

The Company anticipates FY21 diluted net income per share in the range of $7.66 to $7.93 per share, including a loss of $0.34 per share from a divestiture and acquisition-related amortization expense of $0.80 per share

CEO REMARKS

“I am proud of our team’s strong start to the year, as all three of our segments delivered strong top-line growth and profit expansion,” said Chairman, President and Chief Executive Officer, John G. Morikis. “Our sales growth was driven by strong architectural paint demand, improving demand in the industrial end markets served, and pricing actions to offset raw material cost increases. We leveraged this strong sales growth to solid margin expansion across all of our businesses. In the quarter, we delivered 12.3% sales growth, 51.5% adjusted EPS growth, and 320 basis points of adjusted EBITDA margin expansion. We continued to generate strong cash, which allowed us to invest in long-term strategic growth initiatives, repurchase 3.3 million shares in the first quarter, and open 12 new stores in the U.S. and Canada. We also completed the previously announced divestiture of our Wattyl business in Australia and New Zealand.

“In The Americas Group, our residential repaint, new residential and DIY businesses grew sales by double-digits, while our new commercial business continued its rebound growing sales low-single-digits. Strength in DIY end markets continued in our Consumer Brands Group, as sales were up double-digits across all regions. In Performance Coatings Group, our industrial wood and general industrial businesses grew by double-digits, while our packaging and coil businesses grew high-single-digits. Our automotive refinish business grew mid-single-digits.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Net sales	$4,656.0	$4,146.7	$509.3	12.3%
Income before income taxes	509.0	392.3	116.7	29.7%
As a % of sales	10.9%	9.5%
Net income per share - diluted	$1.51	$1.15	$0.36	31.3%
Adjusted net income per share - diluted	$2.06	$1.36	$0.70	51.5%

Consolidated net sales increased primarily due to higher product sales volume in each of our three segments. Income before income taxes increased primarily due to higher sales volumes, partially offset by increased raw material costs across all three segments.

Diluted net income per share included a $0.34 per share loss from the divestiture of the Wattyl business, an Australian and New Zealand manufacturer and seller of architectural and protective paint and coatings, and a charge of $0.21 per share for acquisition-related amortization expense.

FIRST QUARTER SEGMENT RESULTS

The Americas Group (“TAG”)

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Net sales	$2,503.1	$2,305.5	$197.6	8.6%
Same-store sales (1)	8.2%	7.4%
Segment profit	$480.0	$388.3	$91.7	23.6%
Reported segment margin	19.2%	16.8%

(1)	Same-store sales represents net sales from stores in U.S. and Canada open more than twelve calendar months.

Net sales in TAG increased due primarily to higher residential repaint, new residential and DIY paint sales, and selling price increases. TAG segment profit increased due primarily to higher paint sales volume, partially offset by increased raw material costs.

Consumer Brands Group (“CBG”)

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Net sales	$778.1	$622.3	$155.8	25.0%
Segment profit	$143.7	$83.5	$60.2	72.1%
Reported segment margin	18.5%	13.4%
Adjusted segment profit (1)	$166.5	$105.9	$60.6	57.2%
Adjusted segment margin	21.4%	17.0%

(1)

Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in CBG was $22.8 million and $22.4 million in the first quarter of 2021 and 2020, respectively.

Net sales in CBG increased due primarily to higher volume sales to most of the group’s customers and selling price increases. CBG segment profit increased primarily due to higher volume sales, continued improvement in international operating margins and good cost control, partially offset by increased raw material costs. Currency translation rate changes increased consolidated net sales by 2.7%. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 290 basis points compared to 360 basis points in the first quarter of 2020.

Performance Coatings Group (“PCG”)

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Net Sales	$1,374.3	$1,217.6	$156.7	12.9%
Segment profit	$143.8	$113.7	$30.1	26.5%
Reported segment margin	10.5%	9.3%
Adjusted segment profit (1)	$196.7	$166.7	$30.0	18.0%
Adjusted segment margin	14.3%	13.7%

(1)

Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in PCG was $52.9 million and $53.0 million in the first quarter of 2021 and 2020, respectively.

Net sales in PCG increased due primarily to higher sales volumes in most end markets served and selling price increases. Currency translation rate changes increased the group’s net sales by 2.0%. PCG segment profit increased due primarily to higher sales and good cost control, partially offset by increased raw material costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 380 basis points compared to 440 basis points in the first quarter of 2020.

LIQUIDITY AND CASH FLOW

The Company generated $195.7 million in net operating cash, an increase of $140.8 million or 256%, primarily driven by an increase in earnings excluding the loss on the divested business. The strong cash generation allowed us to return cash of approximately $927.2 million to our shareholders in the form of dividends and share repurchases. The Company purchased 3.3 million shares of its common stock during the quarter. At March 31, 2021, the Company had remaining authorization to purchase 55.35 million shares of its common stock through open market purchases.

2021 GUIDANCE

	Second Quarter 2021	Full Year 2021
Net sales	Up mid-to-high teens %	Up mid-to-high single digit %
Effective tax rate		Low twenty percent range
Diluted net income per share		$7.66	—	$7.93
Adjusted diluted net income per share (1)		$8.80	—	$9.07

(1)	Excludes $0.34 per share loss from the divestiture and $0.80 per share of acquisition-related amortization expense.

Commenting on the Company’s outlook, Mr. Morikis noted, “While we are very encouraged with our strong start to the year in a seasonally smaller quarter and continuing strength in the demand environment, our full year adjusted earnings guidance remains unchanged given the near-term uncertainty of raw material availability and cost inflation. Despite the uncertainties, our businesses are extremely well positioned, and we remain confident in our long-term ability to grow faster than the market. We look forward to our June 8th Financial Community Presentation, where we will provide an update on full year sales and EPS guidance, business demand trends, raw material dynamics, technology investments, and our robust ESG initiatives.”

CONFERENCE CALL INFORMATION

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2021, at 11:00 a.m. EDT on Tuesday, April 27, 2021. Participating on the call will be Chairman, President and Chief Executive Officer, John Morikis, along with other senior executives.

The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q1 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company’s reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

james.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

eric.r.swanson@sherwin.com

MEDIA CONTACT:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

Regulation G Reconciliations

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the loss on the divestiture of Wattyl, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months Ended March 31, 2021			Year Ended December 31, 2021 (after-tax guidance)
	Pre-Tax	Tax Effect(1)	After-Tax	Low	High
Diluted net income per share			$1.51	$7.66	$7.93
Loss on divestiture	$.41	$.07	.34	.34	.34
Acquisition-related amortization expense (2)	.28	.07	.21	.80	.80

Adjusted diluted net income per share			$2.06	$8.80	$9.07

	Three Months Ended March 31, 2020			Year Ended December 31, 2020
	Pre-Tax	Tax Effect(1)	After- Tax	Pre-Tax	Tax Effect(1)	After-Tax
Diluted net income per share			$1.15			$7.36
Acquisition-related amortization expense (2)	$.27	$.06	.21	$1.10	$.27	.83

Adjusted diluted net income per share			$1.36			$8.19

(1)	The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the loss on the divestiture of Wattyl. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to Adjusted EBITDA for 2021 and EBITDA for 2020.

(millions of dollars)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	$ Change	% Change
Net income	$409.6	$321.7	$87.9	27.3%
Interest expense	83.2	86.2	(3.0)	(3.5)%
Income taxes	99.4	70.6	28.8	40.8%
Depreciation	65.4	66.5	(1.1)	(1.7)%
Amortization	79.2	78.1	1.1	1.4%

EBITDA	736.8	623.1	113.7	18.2%
Loss on divestiture	111.9		111.9

Adjusted EBITDA	$848.7	$623.1	$225.6	36.2%

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

(millions of dollars, except per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$4,656.0	$4,146.7
Cost of goods sold	2,544.0	2,257.0
Gross profit	2,112.0	1,889.7
Percent to net sales	45.4%	45.6%
Selling, general and administrative expenses	1,325.9	1,307.6
Percent to net sales	28.5%	31.5%
Other general expense - net	117.5	3.7
Amortization	79.2	78.1
Interest expense	83.2	86.2
Interest and net investment income	(0.6)	(0.6)
Other (income) expense - net	(2.2)	22.4

Income before income taxes	509.0	392.3
Income taxes	99.4	70.6

Net income	$409.6	$321.7

Net income per common share:
Basic	$1.54	$1.18
Diluted	$1.51	$1.15

Weighted average shares outstanding:
Basic	265.8	273.2
Diluted	270.6	278.6

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

(millions of dollars)

	2021		2020
	Net External Sales	Segment Profit (Loss)	Net External Sales	Segment Profit (Loss)
Three Months Ended March 31:
The Americas Group	$2,503.1	$480.0	$2,305.5	$388.3
Consumer Brands Group	778.1	143.7	622.3	83.5
Performance Coatings Group	1,374.3	143.8	1,217.6	113.7
Administrative	0.5	(258.5)	1.3	(193.2)

Consolidated totals	$4,656.0	$509.0	$4,146.7	$392.3

The Sherwin-Williams Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(millions of dollars)

	March 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$314.7	$238.5
Accounts receivable, less allowance	2,414.1	2,291.5
Inventories	1,847.3	1,954.8
Other current assets	533.5	443.2

Total current assets	5,109.6	4,928.0
Property, plant and equipment, net	1,780.4	1,829.5
Goodwill	7,011.3	6,958.7
Intangible assets	4,210.0	4,585.4
Operating lease right-of-use assets	1,728.8	1,683.4
Other assets	594.9	585.3

Total Assets	$20,435.0	$20,570.3

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$818.1	$1,051.5
Accounts payable	2,217.0	1,958.4
Compensation and taxes withheld	551.2	438.0
Accrued taxes	282.6	106.5
Current portion of long-term debt	428.5	429.5
Current portion of operating lease liabilities	385.8	371.1
Other accruals	968.4	865.2

Total current liabilities	5,651.6	5,220.2
Long-term debt	7,862.4	8,289.2
Postretirement benefits other than pensions	274.3	262.8
Deferred income taxes	797.8	949.5
Long-term operating lease liabilities	1,402.9	1,373.7
Other long-term liabilities	1,367.3	1,185.8
Shareholders’ equity	3,078.7	3,289.1

Total Liabilities and Shareholders’ Equity	$20,435.0	$20,570.3

The Sherwin-Williams Company and Subsidiaries

Selected Information (Unaudited)

(millions of dollars, except store count data)

	Three Months Ended March 31,
	2021	2020
Depreciation	$65.4	$66.5
Capital expenditures	64.3	106.6
Cash dividends	151.8	122.9
Amortization of intangibles	79.2	78.1

Significant components of Other general expense - net:
Provision for environmental related matters - net	$2.5	$2.2
Loss on divestiture	111.9	—
Loss on sale or disposition of assets	3.1	1.5

Significant components of Other (income) expense - net:
Loss on extinguishment of debt	$—	$21.3
Investment and royalty (income) expense	(6.5)	2.3
Net expense from banking activities	2.6	2.8
Foreign currency transaction related losses	2.5	3.9
Other (1)	(0.8)	(7.9)

Store Count Data:
The Americas Group - net new stores	11	2
The Americas Group - total stores	4,785	4,760
Performance Coatings Group - net new branches	(1)	—
Performance Coatings Group - total branches	281	281

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.